PRESS RELEASE

Plantronics Reports First Quarter Fiscal 2004 Financial Results

19% Increase in EPS

FOR INFORMATION, CONTACT: Jon Alvarado Treasury and Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE July 15, 2003

SANTA CRUZ, CA - July 15, 2003 - Plantronics, Inc. (NYSE: PLT) today announced revenues and earnings for its first quarter of fiscal year 2004. First quarter revenues increased approximately 15.5% to $92.8 million, in comparison to $80.3 million in the first quarter of fiscal 2003, and operating income increased from $13.6 million to $15.7 million. First quarter net income was $11.3 million compared to net income in the first quarter of fiscal 2003 of $10.2 million. Plantronics' diluted earnings per share increased 19% to $0.25 in comparison to $0.21 in the first quarter of fiscal 2003.

Ken Kannappan, President and Chief Executive Officer, noted, "Our results were generally in line with the high end of the guidance we issued on April 22, which called for revenues of $87 to $91 million, and earnings per share of $0.21 to $0.25. In comparison to the June quarter last year, all product groups exhibited some revenue growth with the largest increase coming from new headsets for mobile phones. Our Walker business, which includes products for the hearing-impaired sold under the brand names Walker, Clarity and Ameriphone, also grew solidly and turned in its best quarter ever on the strength of demand from state programs."

"In addition to our solid financial performance, I am very pleased with the progress we made pursuing our vision of enhancing personal communications with wireless headset technologies. During the quarter, we had in-depth meetings with our channel partners worldwide as well as with our sales teams, receiving first hand feedback on our new products, our product and technology roadmaps, and our associated marketing programs. The response was enthusiastic and revenues from new products that commenced shipping in the June quarter exceeded our expectations. For example, we launched the MX-150 mobile headset, based on our award-winning MX-100 design, and incorporated noise canceling technology to further enhance clarity in loud environments. The MX-150 demonstrates the principle of design efficiency and re-use that we have been working to achieve. This product was ramping even while sales of the MX-100 were also growing," Kannappan continued.

"While our internal work is less visible, we also continue to focus on improving efficiency and productivity. We elected to transition early to the new ISO 9000 - 2000 edition of the standard and worked to ready ourselves for the required comprehensive audits. Both the Santa Cruz headquarters as well as our manufacturing plants in Mexico passed these audits in June with the auditor commenting that Plantronics is doing better work than most other companies. This is only one part of the work we have underway to enable us to remain highly efficient, competitive, and able to deliver outstanding products and services to our customers at a fair price while earning good returns for our shareholders," Kannappan concluded.

Barbara Scherer, SVP and CFO, said "I'm pleased with our financial performance, particularly the level of cash flow from operations which amounted to $17.7 million. Cash collections on accounts receivable were excellent, and as a result, DSO dropped to 48 days from 52 in the March quarter. This is an unusually low level and we anticipate some growth in DSO in the September quarter. Inventory increased and inventory turns decreased somewhat from 5.3 at fiscal year-end to 5.0 as of the end of June. The increase in inventory was anticipated and was primarily the result of preparing for the launch of several new products this summer, as well as taking precautions in the event of SARS-related slowdowns in the supply chain."

During the quarter, we repurchased 122,800 shares of our common stock for approximately $1.8 million and had 142,600 shares remaining authorized for repurchase as of the end of the quarter. Although we intend to continue to repurchase stock, we note that the stock has been trading above the levels authorized for repurchase by our Board. A price cap on stock repurchase is set to help ensure that purchases of stock by the company are reasonably strongly accretive to earnings per share. The level of stock repurchase by the company has fluctuated in the past, and is likely to fluctuate substantially in the future as well. We continue to view stock repurchase programs as an important long-term use of excess cash flow.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We recognize that although certain economic indicators have improved, the overall economic and geopolitical environment remain challenging and highly uncertain. Although we are cautiously optimistic about our own outlook primarily on the basis of expected demand for new products, we remain uncertain about the overall level of demand for our products and consequently, our level of future profitability. In particular, employment levels have not yet risen and we believe our business is heavily influenced by the level of employment and the percentage of workers unemployed. Related to this, our U.S. commercial distributors of contact center and office products reported a 5% decrease in the sell-through for the June quarter in comparison to the March quarter, and a 4% decrease compared to the year-ago comparable quarter.

Although we remain uncertain about the economic environment and see no signs of a pick-up in the contact center market, we are currently expecting:

  Revenues for the second quarter of fiscal 2004 to be in the range of $92 - $97 million.
  Earnings per share for the second quarter of fiscal 2004 to be in the range of $0.24 - $0.27.

Plantronics does not intend to update these targets and estimates during the quarter or to report on its progress toward these estimated results. Plantronics will not comment on these targets to analysts or investors except through publicly announced conference calls, press releases or other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the quarter will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results

Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, July 15 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen, please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and international participants should call (706) 634-7260.

A replay of the call with the conference ID #1526002 will be available for 72 hours at (800) 642-1691 and at (706) 645-9291 for international callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements in this press release, including projections of revenues and earnings for the September quarter, and our current expectations regarding market acceptance of new products and improved manufacturing efficiency and productivity, and other statements under the caption "Business Outlook" above, are forward-looking statements based on current information and expectations. Achievement of the results projected above is subject to a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are:

  A further slowing in national or international economic growth or a "double-dip" recession resulting in a reduction in the overall level of demand for our products;
  A lessening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
  If the national/international economy recovers, employment opportunities in the contact center or office markets may not increase commensurately but may remain flat or even decrease lessening the future demand for our products;
  The inability to successfully develop, manufacture and market new products;
  The demand for new wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs;
  A decrease in the liquidity of our customers caused by general economic conditions that may impact their ability to pay amounts due us;
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  Greater sales in higher tax jurisdictions as compared to lower tax jurisdictions;
  Fluctuations in foreign exchange rates;
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used; and
  The impact on the U.S. economy due to the aftermath of the war with Iraq and geopolitical risk factors in the Middle East and North Korea.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico or our contract manufacturing operations in China, further terrorist acts, our nations' response to terrorist attacks and the effects of these activities on capital and consumer spending, the effects of the "do not call" legislation may have a greater impact than we currently anticipate, and the loss of services of key executives and employees. For more information concerning these and other possible risks, please refer to the company's Form 10-K filed on June 2, 2003, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

  Summary of Condensed Consolidated Financial Statements
  Summary of Unaudited Income Statements and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 2,700 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc

                                         PLANTRONICS, INC.
                        SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (in thousands, except per share data)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       Quarter Ended
                                                 ______________________
                                                   June 30     June 30
                                                    2002        2003
                                                 __________  __________

Net sales                                        $  80,268   $  92,786
Cost of sales                                       38,810      47,319
                                                 __________  __________
Gross profit                                        41,458      45,467
 Gross profit %                                       51.6%       49.0%

Research, development and engineering                8,250       8,605
Selling, general and administrative                 19,606      21,153
                                                 __________  __________
 Total operating expenses                           27,856      29,758
                                                 __________  __________
  Operating income                                  13,602      15,709

Interest and other  income, net                        933         492
                                                 __________  __________
Income before income taxes                          14,535      16,201

Income tax expense                                   4,361       4,860
                                                 __________  __________
  Net income                                     $  10,174   $  11,341
                                                 ==========  ==========
  % to Sales                                          12.7%       12.2%

Diluted earnings per common share                $    0.21   $    0.25
Shares used in diluted per share calculations       47,722      45,077

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                                  March 31,   June 30,
                                                    2002        2003
ASSETS
 Cash and cash equivalents                       $  54,704   $  73,614
 Marketable securities                               5,021          --
                                                 __________  __________
  Total cash and marketable securities              59,725      73,614
 Accounts receivable, net                           50,503      49,852
 Inventory, net                                     33,758      37,510
 Deferred income taxes                               6,357       6,357
 Other current assets                                2,674       1,823
                                                 __________  __________
   Total current assets                            153,017     169,156
 Property, plant and equipment, net                 36,957      36,136
 Intangibles, net                                    3,682       3,518
 Goodwill, net                                       9,386       9,386
 Other assets                                        2,167       2,190
                                                 __________  __________
                                                 $ 205,209   $ 220,386
                                                 ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable                                   13,596      15,071
 Accrued liabilities                                27,235      29,319
 Income taxes payable                                8,581       8,638
                                                 __________  __________
   Total current liabilities                        49,412      53,028
 Deferred tax liability                              8,867       8,867
                                                 __________  __________
      Total liabilities                             58,279      61,895
 Stockholders' equity                              146,930     158,491
                                                 __________  __________
                                                 $ 205,209   $ 220,386
                                                 ==========  ==========

Summary of Unaudited Income Statements and Related Data

________________________________________________________________________________________________________________________

                                           FY02      Q103      Q203      Q303      Q403      FY03       Q104

Net sales                                311,181    80,268    82,370    86,811    88,059    337,508    92,786
Cost of sales                            163,336    38,810    40,735    44,290    44,730    168,565    47,319
Gross profit                             147,845    41,458    41,635    42,521    43,329    168,943    45,467
Gross margin                                47.5%     51.6%     50.5%     49.0%     49.2%      50.1%     49.0%

Research, development, and engineering    30,303     8,250     8,164     9,004     8,459     33,877     8,605
Selling, general and administrative       76,273    19,606    19,763    20,939    20,297     80,605    21,153
Operating expenses                       106,576    27,856    27,927    29,943    28,756    114,482    29,758

Operating income                          41,269    13,602    13,708    12,578    14,573     54,461    15,709
Operating margin                            13.3%     16.9%     16.6%     14.5%     16.5%      16.1%     16.9%

Income before income taxes                43,200    14,535    13,980    13,144    15,101     56,760    16,201
Income tax expense                         6,952     4,361     2,450     3,943     4,530     15,284     4,860
Income tax expense as a percent of
  income before taxes                       16.1%     30.0%     17.5%     30.0%     30.0%     26.9%     30.0%

Net income after taxes                    36,248    10,174    11,530     9,201    10,571     41,476    11,341
Diluted shares outstanding                49,238    47,722    47,298    46,197    45,190     46,584    45,077
EPS                                         0.74      0.21      0.24      0.20      0.23       0.89      0.25

Net revenues from unaffiliated customers:
  Office and contact center              237,505    61,568    59,742    58,644    64,404    244,358    62,080
  Mobile and computer                     61,387    12,730    16,208    21,824    17,820     68,582    23,981
  Other specialty products                12,289     5,970     6,420     6,343     5,835     24,568     6,725

Net revenues by geographical area
 from unaffiliated customers:
   Domestic                              213,655    55,614    57,426    57,013    58,889    228,942    64,924
   International                          97,526    24,654    24,944    29,798    29,170    108,566    27,862

Balance Sheet accounts affected:
Accounts receivable, net                  43,838    44,714    51,303    51,927    50,503     50,503    49,852
Days Sales Outstanding                                  50        56        54        52                   48
Inventory, net                            36,103    37,695    35,659    34,884    33,758     33,758    37,510
Inventory turns                                        4.1       4.6       5.1       5.3                  5.0